Exhibit 10.2

STOCKHOLDER AGREEMENT
By and Among
McMoRAN EXPLORATION CO.,
FREEPORT-McMoRAN PREFERRED LLC
and
FREEPORT-McMoRAN COPPER & GOLD, INC.
December 30, 2010

i

STOCKHOLDER AGREEMENT
     This STOCKHOLDER AGREEMENT (this “Agreement”), dated as of December 30, 2010, is entered into by and among McMoRan Exploration Co., a Delaware corporation (the “Issuer”), Freeport-McMoRan Preferred LLC, a Delaware limited liability company (“Purchaser Sub”), and Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Freeport”).
WITNESSETH:
     WHEREAS, the Issuer has authorized the issuance of convertible perpetual preferred stock, par value $0.01 per share (the “Preferred Stock”), with such rights, powers, designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions as set forth in the Certificate of Designations, in the form attached as Exhibit A to the Stock Purchase Agreement (as defined below), which Preferred Stock shall be convertible into common stock, par value $0.01 per share, of the Issuer (the “Common Stock”); and
     WHEREAS, the Issuer, Purchaser Sub and Freeport (the “Parties” and each, individually, a “Party”) are parties to that certain Stock Purchase Agreement, dated as of September 19, 2010 (the “Stock Purchase Agreement”), by which at the Closing (as defined in the Stock Purchase Agreement) the Issuer issued to Purchaser Sub 500,000 shares of Preferred Stock (the “Preferred Shares”); and
     WHEREAS, as a material inducement to the Issuer’s willingness to issue the Preferred Shares to Purchaser Sub pursuant to the Stock Purchase Agreement, the Parties agreed to enter into this Agreement to set forth the following rights and obligations of the Parties.
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:
     “affiliate” has the meaning set forth in, and contemplated by, DGCL Section 203(c)(1). Notwithstanding anything to the contrary set forth herein and for the purposes of this Agreement only, the Issuer and its subsidiaries shall not be deemed to be affiliates of Freeport or Purchaser Sub or their subsidiaries or of Plains or its subsidiaries.
     “Agreement” has the meaning set forth in the Preamble.
     “Board” means the Board of Directors of the Issuer.
     “business combination” has the meaning set forth in, and contemplated by, DGCL Section 203(c)(3).

     “Business Day” means any day on which commercial banks are generally open for business in New York, New York or Houston, Texas other than a Saturday, a Sunday or a day observed as a holiday in New York, New York or Houston, Texas under the Laws of the State of New York or the State of Texas or the federal Laws of the United States of America.
     “Common Stock” has the meaning set forth in the Recitals.
     “Delaware Courts” has the meaning set forth in Section 5.3.
     “DGCL” means the General Corporation Law of the State of Delaware, as amended and in effect from time to time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Freeport” has the meaning set forth in the Preamble.
     “Freeport Designee(s)” has the meaning set forth in Section 2.7(a).
     “Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Independent Directors” means members of the Board who are (a) not directors or officers of Freeport or of Plains, (b) not officers, employees or consultants of, or advisors to, the Issuer, Freeport or Plains, (c) independent of Freeport and Plains within the meaning of Delaware Law, as determined in good faith by the Board, and (d) otherwise independent within the meaning of the rules and regulations of the NYSE as then in effect, as determined in good faith by the Board.
     “Issuer” has the meaning set forth in the Preamble.
     “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority.
     “Lock-Up Period” has the meaning set forth in Section 2.1.
     “Notice” has the meaning set forth in Section 5.2.
     “NYSE” means the New York Stock Exchange.
     “Party” and “Parties” have the respective meanings set forth in the Recitals.

     “person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.
     “Plains” means Plains Exploration & Production Company, a Delaware corporation.
     “Preferred Shares” has the meaning set forth in the Recitals.
     “Preferred Stock” has the meaning set forth in the Recitals.
     “Purchaser Sub” has the meaning set forth in the Recitals.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock Purchase Agreement” has the meaning set forth in the Recitals.
     “Shared Management Members” has the meaning set forth in Section 2.2.
     “Standstill Ownership” means ownership, calculated based on the meaning of “own” set forth in, and contemplated by, DGCL Section 203(c)(9).
     “Standstill Period” means the period that commences on the date hereof and extends until such time as Freeport ceases to have Standstill Ownership of at least fifteen percent (15%) of the outstanding voting stock of the Issuer, provided that, for the avoidance of doubt, for the purposes of such determination Freeport shall be deemed to have Standstill Ownership of the number of shares of Common Stock into which the Preferred Shares of which Freeport has Standstill Ownership are convertible as of the date of determination.
     “Transfer” means any direct or indirect offer for sale, sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of Law) with respect to any capital stock of the Issuer or any securities convertible into or exercisable or exchangeable therefor (and, depending on the context, may be used as a noun or a verb).
     “voting stock” has the meaning set forth in, and contemplated by, DGCL Section 203(c)(8).
     Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved. In the event that any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party is also a reference to such Party’s permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
CERTAIN AGREEMENTS
     Section 2.1 Lock-Up. During the period commencing on the date hereof and ending one hundred twenty (120) days thereafter (the “Lock-Up Period”), Freeport shall not, and shall cause its controlled affiliates not to, directly or indirectly (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise Transfer or dispose of any Preferred Shares or any securities convertible into or exercisable or exchangeable for Preferred Shares or any shares of Common Stock issuable upon conversion of any Preferred Shares or (b) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Preferred Shares or any securities convertible into or exercisable or exchangeable for Preferred Shares or any shares of Common Stock issuable upon conversion of any Preferred Shares, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of shares of Common Stock, Preferred Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to transfers of shares of Common Stock or Preferred Shares by Freeport or Purchaser Sub to its wholly-owned affiliates, provided that no such transfer(s) shall relieve Freeport or Purchaser Sub from their obligations under this Agreement. Freeport and Purchaser Sub agree that the Issuer may, with respect to any Preferred Shares or any securities convertible into or exercisable or exchangeable for Preferred Shares or any shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport or its controlled affiliates, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to any Transfer of such securities during the Lock-up Period not in compliance with this Section 2.1.
     Section 2.2 Restrictions on Certain Transfers. Until the first anniversary of the date hereof, Freeport shall not, and shall cause its controlled affiliates and any person that is an officer or director of Freeport and who is also an officer or director of the Issuer (such persons, the “Shared Management Members”) not to, Transfer any Preferred Shares or any securities convertible into or exercisable or exchangeable for Preferred Shares or any shares of Common Stock issuable upon conversion of any Preferred Shares to Plains. For the avoidance of doubt, the inability of Freeport to control the actions of the Shared Management Members shall not be a defense of Freeport to the failure to comply with its obligation under this Section 2.2 and

Freeport shall be liable for any such failures regardless of the ability of Freeport to control the Shared Management Members.
     Section 2.3 Standstill.
          (a) During the Standstill Period, without the prior written approval of a majority of the Independent Directors, Freeport shall not, and shall not permit its controlled affiliates to: (i) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity, debt or equity-linked securities of the Issuer if, following such acquisition, Freeport and its controlled affiliates would own securities of the Issuer representing more than 103% of the percentage of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates) owned by Freeport and its controlled affiliates on the date hereof (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates); (ii) form, join or in any way participate in, or enter into any agreement, arrangement or understanding with, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked securities of the Issuer; (iii) commence any tender or exchange offer for any securities of the Issuer; (iv) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of the Issuer or any of its subsidiaries or any acquisition transaction for all or part of the assets of the Issuer or any of its subsidiaries or any of their respective businesses; (v) call or seek to call a meeting of the stockholders of the Issuer or initiate any stockholder proposal for action by stockholders of the Issuer; (vi) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (viii) take any action inconsistent with the purpose and intent of this Section 2.3; (ix) disclose any intention, plan or arrangement inconsistent with any of the foregoing, (x) with respect to any of the foregoing provisions of this paragraph, request the Issuer to amend or waive any such provisions or otherwise consent to any action inconsistent with any such provisions; (xi) take any initiative with respect to the Issuer which could require the Issuer to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities; or (xii) bring any action or otherwise act to contest the validity of this Section 2.3.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, the members of Freeport’s Board of Directors who are not also Shared Management Members shall be permitted to communicate on a confidential basis with the Independent Directors regarding any matter, including potential transactions between Freeport and the Issuer and potential waivers or amendments to the terms of this Agreement.
          (c) Each of the Parties agrees that any supplement, modification, amendment, or waiver by the Issuer of the terms or provisions of that certain Stockholder Agreement, dated as of December 30, 2010, by and between the Issuer and Plains, with respect to a transaction, arrangement or understanding involving both Plains or its controlled affiliates and Freeport or its controlled affiliates must be approved in writing in advance by a committee of the Board consisting solely of members of the Board who are Independent Directors.

     Section 2.4 No Solicitation. For so long as Freeport and its controlled affiliates collectively own more than five percent (5%) of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates), Freeport shall not, and shall not permit its controlled affiliates to: (a) other than with respect to Freeport Designees and other nominees to the Board designated by Freeport, in each case solely for such Freeport Designees and nominees whose election to the Board has been recommended by the Board, make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Issuer, including by forming, joining or in any way participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder), provided, that for the avoidance of doubt, that the foregoing shall not prohibit any activities with respect to the solicitation of proxies by Shared Management Members in their capacity as officers or directors of the Issuer; (b) take any action inconsistent with the purpose and intent of this Section 2.4; (c) disclose any intention, plan or arrangement inconsistent with any of the foregoing, (d) request that the Issuer amend or waive, or otherwise consent to any action inconsistent with, any provision of this Section 2.4 (except pursuant to Section 2.3(b)); or (e) take any initiative with respect to the Issuer which could require the Issuer to make a public announcement regarding any of the foregoing activities.
     Section 2.5 Prohibition on Agreements with Plains Relating to Issuer Stock. For so long as Freeport and its controlled affiliates collectively own more than five percent (5%) of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates), Freeport shall not, and shall not permit its controlled affiliates to, enter into any agreement, arrangement or understanding for the purpose of acquiring, voting (except pursuant to a revocable proxy or consent giving in response to a proxy or consent solicitation), holding or disposing of any capital stock of the Issuer with Plains or any of its affiliates, directors or officers, unless such agreement, arrangement or understanding is approved in advance by a majority of the Independent Directors. Notwithstanding the foregoing provisions of this Section 2.5, (a) the restrictions set forth in this Section 2.5 shall not apply to any transaction in which either Plains or Freeport or any of their controlled affiliates offers to acquire one hundred percent (100%) of the outstanding shares of Common Stock and (b) the restrictions of this Section 2.5 shall lapse on the first anniversary of the date hereof.
     Section 2.6 Prohibition on Agreements Relating to Issuer Stock. For so long as Freeport and its controlled affiliates collectively own more than five percent (5%) of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates), Freeport shall not, and shall not permit its controlled affiliates to, enter into any agreement, arrangement or understanding (other than ordinary course director or officer compensation or indemnification arrangements or pursuant to any stock-based compensation plans) for the purpose of acquiring, voting (except pursuant to a revocable proxy or consent giving in response to a proxy or consent solicitation), holding or disposing of any capital stock of the Issuer with any director or officer of Freeport or Plains who is also a director or officer of the Issuer, unless such agreement, arrangement or understanding is approved in advance by a majority of the Independent Directors.

     Section 2.7 Board of Directors; Governance.
          (a) Subject to the other provisions of this Section 2.7, (i) for so long as Freeport and its controlled affiliates collectively own shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates) representing more than seventy-five percent (75%) of the percentage of the outstanding shares of Common Stock owned by Freeport and its controlled affiliates on the date hereof (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates), Freeport shall have the right to designate two (2) members to be nominated to the Board and (ii) for so long as Freeport and its controlled affiliates collectively own shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates) representing at least twenty-five percent (25%) and less than or equal to seventy-five percent (75%) of the percentage of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates) owned by Freeport and its controlled affiliates on the date hereof, Freeport shall have the right to designate one (1) member to be nominated to the Board. The Issuer shall cause the person(s) to be designated by Freeport (such designee(s) referred to herein as the “Freeport Designee(s)”) to be nominated for election at an annual or special stockholders meeting of the Issuer and shall take all actions necessary or advisable to cause the Board to recommend that the stockholders vote “FOR”, and solicit proxies for, the election of the Freeport Designee(s). If a Freeport Designee is nominated and not elected at an annual or special stockholders meeting of the Issuer or is removed by the stockholders, then Freeport shall provide the Issuer the name of a replacement Freeport Designee and, provided that such person satisfies the requirements of this Section 2.7(a) and Freeport maintains the applicable designation rights specified in the first sentence of this Section 2.7(a), the Board and the Issuer shall take such actions as may be necessary to appoint such person to serve as a member of the Board, including, if applicable, increasing the size of the Board and appointing such Freeport Designee to fill the newly-created directorship. If a Freeport Designee (or any successor designee appointed pursuant to this paragraph) ceases for any reason to serve as a director of the Company after having been duly appointed or elected, then, provided that Freeport maintains the applicable designation rights specified in the first sentence of this Section 2.7(a), Freeport shall have the right to designate a replacement for such Freeport Designee to hold office for the remaining unexpired term of the Freeport Designee. Any Freeport Designee appointed or elected to Issuer’s Board may be removed for cause in accordance with applicable Law or the Issuer’s certificate of incorporation and bylaws and shall (A) have the requisite skill and experience to serve as a director of a publicly traded company, and (B) not be prohibited or disqualified from serving as a director of the Issuer pursuant to any rule or regulation of the SEC or NYSE or by applicable Law.
          (b) Freeport shall use its commercially reasonable efforts to cause each Freeport Designee to provide responses that shall be true and correct in all material respects to all reasonable requests for information by the Issuer in connection with the proxy materials to be filed by the Company in connection with its stockholder meetings, and each Freeport Designee shall promptly provide an agreement consenting to be named as a nominee in such proxy materials and to serve as a director upon election to the Board. In addition, upon the Issuer’s request made at any time, Freeport shall cause the Freeport Designee(s), if any, to complete and execute the Issuer’s standard director and officer questionnaire prior to being admitted to the

Board or standing for election or reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by Issuer. Not less than 120 days prior to each annual meeting of stockholders of the Issuer (assuming for purposes of this Section 2.7(b) that each such annual meeting shall be held on the anniversary of the prior year’s annual meeting), Freeport shall provide the Issuer with written notice of the name(s) of the Freeport Designee, if any, to be nominated for election at such meeting. Within 10 days after receipt of such notice, the Issuer shall provide Freeport with written notice as to whether the Freeport Designee(s) reasonably satisfy the requirements of Section 2.7(a). If it is determined that a Freeport Designee does not reasonably satisfy the requirements of Section 2.7(a) or if a Freeport Designee fails to take any of the actions set forth in this Section 2.7(b) (in which case the Issuer shall have no obligation under this Section 2.7 with respect to such Freeport Designee), then Freeport shall have the right to appoint substitute Freeport Designee(s).
          (c) Notwithstanding anything to the contrary in this Section 2.7, Freeport shall not be entitled to designate a Freeport Designee and the Issuer shall have no obligations under this Section 2.7 with respect to such Freeport Designee to the extent the sum of the number of the Freeport Designees (including any nominees to the Board) and the number of the members of or nominees to the Board who are also either a member of the board of directors of Freeport or any affiliate or an officer of Freeport or any affiliate equals or exceeds two (2); provided, for the avoidance of doubt, that if the holders of Preferred Shares (together with any parity stock with like voting rights that are exercisable) are entitled to designate two additional directors pursuant to the Certificate of Designations on account of dividends payable to the holders of Preferred Shares being in arrears for six calendar quarters (whether or not consecutive) and such unpaid dividends not being fully paid or set aside for payment, any of such directors shall not count as “Freeport Designees”. Accordingly, notwithstanding that concurrently with the execution of this Agreement and the “Closing” (as defined in the Stock Purchase Agreement) of the transactions under the Stock Purchase Agreement Freeport owns a number of shares of Common Stock which would entitle it to designate two (2) Freeport Designees pursuant to Section 2.7(a), Freeport will not have the right to designate any Freeport Designees as members of the Board as of the Closing if as of such Closing, and for so long thereafter as, the number of members of Freeport’s board of directors or its executive officers also serving on the Board exceeds two (2). If at any time Freeport and its controlled affiliates collectively own shares of Common Stock representing less than twenty-five percent (25%) of the percentage of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates) owned by Freeport and its controlled affiliates on the date hereof, Freeport shall have no right to designate any Freeport Designees, and the Issuer shall not have any obligations under this Section 2.7.
          (d) For so long as Freeport and its controlled affiliates collectively own at least five percent (5%) of the outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any Preferred Shares owned by Freeport and its controlled affiliates) Freeport shall, and shall cause each of its controlled affiliates holding shares of Common Stock to, at any annual or special meeting of stockholders of Issuer, however called, including any adjournment or postponement thereof, appear at each such meeting or otherwise cause its shares of Common Stock to be counted as present thereat for purposes of calculating a quorum.

          (e) Each time the Board appoints a Freeport Designee, it will also adopt resolutions such that each Freeport Designee (a) qualifies as a “Continuing Director” for purposes of the indenture governing Issuer’s 11.875% Senior Notes due 2014 and (b) will not be in the class of persons serving on the Board that could result in (x) a “Change of Control” as defined clause (iii) of the definition thereof in Issuer’s indenture governing its 5-1/4% Convertible Senior Notes due 2011, (y) a “Change in Control” as defined on clause (b) of the definition thereof in Issuer’s Amended and Restated Credit Agreement dated as of August 6, 2007, as amended, or (z) a similar change of control under any other agreement to which Issuer is a party.
          (f) At all times when any Freeport Designee is serving as a member of the Board, and following any such Freeport Designee’s death, resignation, removal or other cessation as a director of Issuer, each Freeport Designee shall be entitled to all rights of indemnification and exculpation as are then made available to any other member of the Board. With respect to such rights of indemnification, as between Freeport and its affiliates, on the one hand, and Issuer on the other hand, Issuer shall, in all events, be the full indemnitor of first resort and shall not be entitled to any contribution, indemnification or other payment by or from any of Freeport or its affiliates.
ARTICLE III
USE OF INFORMATION
     Section 3.1 Freeport shall not, and shall cause its controlled affiliates and each Freeport Designee not to, use nonpublic information obtained from such Freeport Designee’s service on the Board in any manner adverse to the Issuer.
ARTICLE IV
REGULATORY MATTERS
     Section 4.1 HSR Act.
          (a) The Issuer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to permit Freeport and Purchaser Sub to obtain, as promptly as practicable following receipt of a request from Freeport or Purchaser Sub, all terminations or expirations of any applicable waiting periods from any Governmental Entity in connection with the HSR Act, or any successor legislation, that are necessary, proper or advisable in order to permit Freeport or Purchaser Sub to acquire the Common Stock upon any conversion of the Preferred Shares. In furtherance and not in limitation of the foregoing, the Issuer shall (i) use commercially reasonable efforts to make an appropriate filing of a Notification and Report Form to the Federal Trade Commission and the U.S. Department of Justice pursuant to the HSR Act as promptly as practicable, and in any event within fifteen (15) calendar days, following Issuer’s receipt of notification by Freeport and/or Purchaser Sub of the making of a corresponding filing by Freeport and/or Purchaser Sub relating to the Common Stock and (ii) provided that each of Freeport and Purchaser Sub are in material compliance with their obligations set forth in this Section 4.1, call Preferred Shares held by Freeport, Purchaser Sub or any of their affiliates for redemption only at such times as such holders shall have obtained all necessary clearances, approvals, consents, termination or expirations of waiting periods, registrations, permits, authorizations and other confirmations from Governmental Entities which are required in order to permit them to convert all of such Preferred Shares to Common Stock.
          (b) Each of Freeport and Purchaser Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain, as promptly as practicable following (i) Freeport or Purchaser Sub making an appropriate filing of a Notification and Report Form to the Federal Trade Commission and the U.S. Department of Justice pursuant to the HSR Act with respect thereto or (ii) receipt of a written request from the Issuer, stating that the Issuer at the time of such request has a present intention of calling some or all of the Preferred Shares held by Freeport, Purchaser Sub or any of their affiliates for redemption, all terminations or expirations of any applicable waiting periods from any Governmental Entity in connection with the HSR Act, or any successor legislation, that are necessary, proper or advisable in order to permit Freeport or Purchaser Sub or their affiliates to acquire the Common Stock upon any conversion of the Preferred Shares. In furtherance and not in limitation of the foregoing, if not previously filed, each of Freeport and Purchaser Sub shall use commercially reasonable efforts to make an appropriate filing of a Notification and Report Form to the Federal Trade Commission and the U.S. Department of Justice pursuant to the HSR Act as promptly as practicable, and in any event within fifteen (15) calendar days, following receipt of Issuer’s written request.
          (c) With respect to the obligations of the parties pursuant to Section 4.1(a) and Section 4.1(b), each of the Issuer, Freeport and Purchaser Sub shall (i) use commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and, in any event, “substantially comply” (as provided in the HSR Act) and certify substantial compliance with any such request and (ii) take all other commercially reasonable actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as possible, provided that the parties hereto understand and agree that in no event shall any of the Issuer, Freeport or Purchaser Sub be required by this Section 4.1 or any other provision of this Agreement (x) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (y) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing), in each case of clauses (x) and (y) with respect to any of such party’s or any of its affiliates’ businesses, assets, properties or operations.
          (d) To the extent permitted by applicable Law, each of the Issuer and Freeport and/or Purchaser Sub shall promptly notify the other of any communication concerning the matters addressed in this Section 4.1 to that party or its affiliates from any Governmental Entity and permit the other to review in advance any proposed communication concerning the matters addressed in this Section 4.1 to any Governmental Entity.
          (e) To the extent permitted by applicable Law, each of the Issuer and Freeport and/or Purchaser Sub shall not participate or agree to participate in any meeting or discussion with any Governmental Entity in respect of any filing, investigation or other inquiry concerning the matters addressed in this Section 4.1 unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion.
          (f) Each of the Issuer and Freeport and/or Purchaser Sub shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any Governmental Entity or members of any such Governmental Entity’s staff on the other hand, with respect to the matters addressed in this Section 4.1.
          (g) Each of the Issuer, on the one hand, and Freeport and Purchaser Sub, on the other hand, shall bear its own fees and expenses with respect to compliance with this Section 4.1.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Legend.
          (a) Freeport and Purchaser Sub agrees that all certificates or other instruments representing the Preferred Shares acquired pursuant to the Stock Purchase Agreement and any shares of Common Stock issued upon conversion of any Preferred Shares will bear a legend substantially to the following effect:
(i)	THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii)	THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDER AGREEMENT, DATED AS OF DECEMBER 30, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
          (b) Upon the written request of Freeport accompanied by an opinion of counsel reasonably satisfactory to the Issuer to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Issuer shall promptly cause clause (i) of the legend specified in Section 5.1(a) to be removed from any certificate for any shares of Common Stock or Preferred Shares to be Transferred in accordance with the terms of this Agreement. Clause (ii) of the legend specified in Section 5.1(a) shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.

     Section 5.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by a Party to the other Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute effective notice:
     If to Issuer, addressed to:
McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: General Counsel
Fax: (504) 585-3513
with a copy to (which copy shall not constitute notice):
Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Fax: (713) 238-7130
Attention:     Michael O’Leary
If to Freeport or Purchaser Sub, addressed to:
Freeport-McMoRan Copper & Gold, Inc.
333 North Central Avenue
Phoenix, Arizona 85004
Attention: General Counsel
Fax: (602) 366-7691
with a copy to (which copy shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
Attention:     Edward D. Herlihy
                     David E. Shapiro
     Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. A Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     Section 5.3 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each Party hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located the City of Wilmington, Delaware (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts and waives any claim that such Party is not subject personally to the jurisdiction of any Delaware Court), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim (by way of a motion, as a defense or otherwise) in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     Section 5.4 Entire Agreement; Amendments and Waivers. This Agreement, the Certificate of Designations of the Preferred Stock, the Stock Purchase Agreement and each of the other agreements entered into by the Parties in connection with the transactions contemplated by the Stock Purchase Agreement constitute the entire agreement between and among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing both Parties and, with respect to any supplement, modification or waiver of this Agreement by the Issuer, such supplement, modification or waiver, as applicable, has been previously approved by a committee of the Board consisting solely of members of the Board who are Independent Directors. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 5.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No Party may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.
     Section 5.6 Enforcement of this Agreement.

          (a) The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, provided such Party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.
          (b) In addition to any other remedies available at Law or in equity, with respect to any breach by Freeport of its obligations under Section 2.3, any Transfer by Freeport or its affiliates in violation of the provisions of Section 2.1 or Section 2.2 and any acquisition by Freeport or its affiliates in violation of the provisions of Section 2.3 shall, to the fullest extent permitted by Law, be null and void ab initio, and Issuer shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Issuer.
     Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 5.8 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
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     IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

McMoRAN EXPLORATION CO.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President & Treasurer

FREEPORT-McMoRAN COPPER & GOLD INC.
By:	/s/ Richard C. Adkerson
	Name:	Richard C. Adkerson
	Title:	President & Chief Executive Officer

FREEPORT-McMoRAN PREFERRED LLC
By:	FREEPORT-McMoRAN COPPER & GOLD INC.,
its sole member

By:	/s/ Richard C. Adkerson
	Name:	Richard C. Adkerson
	Title:	President & Chief Executive Officer

[Signature Page to Stockholder Agreement]